UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934


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                                  FORWARD FUNDS
                -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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


                                  FORWARD FUNDS

                       ACCESSOR INTERNATIONAL EQUITY FUND

                  INFORMATION STATEMENT DATED JANUARY 20, 2009


THIS STATEMENT PROVIDES INFORMATION CONCERNING A SUB-ADVISOR CHANGE FOR THE ACCESSOR INTERNATIONAL EQUITY FUND.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

We previously advised you, via supplement dated November 14, 2008 to Accessor Funds Advisor Class & Strategic Alternatives Prospectus, Accessor Funds Investor Class & Strategic Alternatives Prospective and Accessor Funds A & C Class & Strategic Alternatives Prospectus dated September 1, 2008, that the Board of Trustees (the "Board") of Forward Funds (the "Trust") unanimously voted and approved a change in sub-advisor for the Accessor International Equity Fund (the "Fund"). Under the Investment Company Act of 1940 (the "1940 Act"), a change in sub-advisor requires shareholder approval of a new investment sub-advisory agreement; however, under an exemptive order issued to Forward Management, LLC ("Forward Management" or the "Advisor"), as the Trust's advisor, and to the Trust by the Securities and Exchange Commission ("SEC") on October 27, 2008, Forward Management can hire, terminate and replace, as applicable, sub-advisors (except as a general matter, sub-advisors affiliated with Forward Management) without shareholder approval. The additional information provided herein concerning the sub-advisor change is being provided pursuant to the order.

I.       BACKGROUND

At an in-person meeting on November 7, 2008, the Board, including a majority of the Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) (the "Independent Trustees"), unanimously approved, effective December 1, 2008, Lazard Asset Management LLC ("Lazard") to serve as the new sub-advisor, unanimously approved an investment sub-advisory agreement with Lazard (the "Sub-Advisory Agreement") and unanimously approved changes to certain investment policies and techniques of the Fund. Lazard's appointment as sub-advisor to the Fund was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

From October 1, 2005 through November 30, 2008, Pictet Asset Management Ltd ("Pictet") served as sub-advisor to the Fund pursuant to an Investment Sub-Advisory Agreement effective October 1, 2005, as amended and supplemented from time to time. At the November 7, 2008 meeting, the Board approved the termination of the sub-advisory agreement with Pictet, effective as of the close of business November 30, 2008.

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

II.      BOARD CONSIDERATION OF NEW SUB-ADVISOR

The Board of Trustees of the Trust oversees the management of the series of the Trust (the "Funds") and, as required by law, initially approves, and determines annually whether to renew, the investment advisory agreements and sub-advisory agreements for management of the Funds.

At an in-person meeting of the Board of Trustees held on November 7, 2008, the Board, including a majority of the Independent Trustees, approved the Sub-Advisory Agreement on behalf of the Fund among the Trust, Forward Management and Lazard.

In connection with the November 7, 2008 meeting, the Board, through counsel to the Trust and Independent Trustees and through the administrator of the Trust, requested information to enable the Trustees to evaluate the terms of the Sub-Advisory Agreement. In response, Lazard provided materials to the Board for its evaluation. In considering whether to initially approve the Sub-Advisory Agreement, the Board also reviewed supplementary information, including comparative industry data with regard to advisory fees and expenses, financial and profitability analysis and investment performance information with respect to Lazard, and information about the personnel providing investment management and administrative services to the Fund.

Discussed below are the factors the Board considered in approving the Sub-Advisory Agreement. This discussion is not intended to be all-inclusive. The Board reviewed a variety of factors and considered a significant amount of information. The approval determinations were made on the basis of each Board member's business judgment after consideration of all the information taken as a whole. Individual Board members may have given different weights to certain factors and assigned various degrees of materiality to information in connection with the approval process.

In evaluating the Sub-Advisory Agreement, the Board, including the Independent Trustees, principally considered the following factors, among others: (i) the nature, extent and quality of the services to be provided by Lazard; (ii) the investment performance of Lazard; (iii) the reasonableness of investment advisory compensation to be paid and a comparative analysis of expense ratios of, and advisory fees paid by, similar funds; (iv) the profits anticipated to be realized by Lazard from its relationship with the Fund; (v) the extent to which fees to be paid to Forward Management reflect economies of scale; and (vi) if applicable, any benefits derived or to be derived by Lazard from its relationship with the Fund. The Board also considered the ability of Lazard to provide an appropriate level of support and resources to the Fund and whether Lazard has sufficiently qualified personnel. The Board also considered the overall financial soundness of Lazard as it relates to its ability to provide services to the Fund.

Additional discussion of certain of these factors follows:

         A.       NATURE, EXTENT AND QUALITY OF SERVICES

The  Board  considered  the  benefits  to  shareholders  of  retaining   Lazard,
particularly in light of the nature, extent and quality of the services anticipated to be provided by Lazard. The Board considered that Lazard represented that it had no significant compliance or administrative problems over the past year and that no material deficiencies were found by any independent audit. The Board considered the quality of the management services expected to be provided to the Fund over both the short and long term and the organizational depth and resources of Lazard, including the background and experience of Lazard's senior management and the expertise of and the amount of attention expected to be given to the Fund by Lazard's portfolio management team. In this connection, the Board received a presentation from portfolio management personnel from Lazard and discussed investment results with such personnel. The Board considered the overall financial position of Lazard based on the financial information Lazard had provided and discussion with Lazard's portfolio management team. The Board also considered Lazard's proposed compliance operations with respect to the Fund, including the assessment of its compliance program by the Trust's Chief Compliance Officer as required under Rule 38a-1 of the 1940 Act. In conducting its review, the Board was aided by assessments of personnel at Forward Management and the various presentation materials submitted by Lazard.

The Board concluded that it was satisfied with the nature, extent and quality of the management services expected to be provided by Lazard.

         B.       INVESTMENT PERFORMANCE

The Board considered information provided to them by Forward Management and Lazard regarding the historical performance of the Fund, the historical performance of composites of accounts managed by Lazard with a strategy similar to the strategy to be utilized by Lazard with respect to the Fund, and the historical performance of another mutual fund managed by the same portfolio management team (prior to joining Lazard) with similar investment objectives to the Fund.

The Board compared the Fund's historical performance to the performance of the Fund's benchmark index, the performance of the Lazard Quantitative Equity - EAFE Equity Advantage strategy, and the performance of another mutual fund managed by the same portfolio management team with similar investment objectives to the Fund. The Board noted that, both net and gross of fees, each of the classes of shares of the Fund had performance that lagged its benchmark index for the one, three and five year periods ending October 31, 2008. The Board also considered that the Fund has consistently lagged its Morningstar Category (Foreign Large Blend) for those periods. The Board noted that the Lazard strategy had, gross of fees, lagged its benchmark for the six month period ending June 30, 2008. The Board noted, however, that the historical performance of another mutual fund managed by the same portfolio management team with similar investment objectives to the Fund had, net of fees, outperformed its benchmark for the three and five year periods ending December 31, 2007, although it lagged for the one year period.

The Board concluded that Lazard has the ability to provide high quality investment management services to the Fund over the long-term, subject to ongoing review of performance by Forward Management and the Board.

         C.       PROFITABILITY AND REASONABLENESS OF ADVISORY COMPENSATION

With respect to the fees to be paid to Lazard, the Board considered information regarding the advisory fees charged by Lazard to its other clients, and sub-advisory fees charged by other investment advisors to registered investment companies with similar investment objectives and strategies. The Board noted that all sub-advisory fees to be paid to Lazard are to be paid directly by the Trust on behalf of the Fund, and not by Forward Management out of Forward Management's advisory fee.

The Board considered the operating results and financial condition of Lazard based on the financial information Lazard had provided. The Trustees noted that it was difficult to accurately determine or evaluate the expected profitability of the Sub-Advisory Agreement because Lazard managed substantial assets other than the Fund, and further, that any such assessment would involve assumptions regarding Lazard's allocation policies, capital structure, cost of capital, business mix and other factors.

Based on the information provided and the nature of the negotiation underlying the Sub-Advisory Agreement, the Board concluded that it was reasonable to infer that Lazard's expected profitability with respect to the Fund would not be excessive and that the sub-advisory fees to be charged were reasonable in light of the services that will be provided to the Fund.

         D.       ECONOMIES OF SCALE

The Board considered the potential of Forward Management and the Fund to experience economies of scale as the Fund grows in size, but recognized that the Fund currently has relatively small asset levels, and that Forward Management has historically subsidized those funds at smaller assets levels. The Board concluded that considering the size and operating history of the Fund and the fee and financial information considered by the Board, the current fee structure reflected in the Sub-Advisory Agreement is appropriate. The Board also noted that it would have the opportunity to periodically re-examine whether the Fund had achieved economies of scale, and the appropriateness of sub-advisory fees payable to Lazard, in the future.

         E.       ANY ADDITIONAL BENEFITS AND OTHER CONSIDERATIONS

The Board considered any ancillary benefit to be derived by Lazard from its proposed relationship with the Fund. The Board concluded that any potential benefits to be derived by Lazard from its relationship with the Fund included benefits which were consistent with those generally derived by sub-advisors to mutual funds, including potential for increased assets under management and reputational benefits.

         F.       CONCLUSION

Based on the Trustees' deliberations and their evaluation of the information described above, the Board concluded that: (i) the compensation payable under the Sub-Advisory Agreement is fair and bears a reasonable relationship to the services to be rendered, and (ii) that the approval of the Sub-Advisory Agreement is in the best interests of the Fund and its shareholders. Based on the

Trustees' deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, unanimously approved the Sub-Advisory Agreement.

III.     THE NEW SUB-ADVISORY AGREEMENT

The Sub-Advisory Agreement is substantially similar to the prior sub-advisory agreement with Pictet (the "Former Sub-Advisory Agreement"), other than in the area of compensation.

         A.       DUTIES UNDER THE SUB-ADVISORY AGREEMENT

Like the Former Sub-Advisory Agreement, subject to the supervision of the Trustees and the Advisor, Lazard will, in coordination with the Advisor: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund in accordance with the Fund's investment objectives, policies and limitations, as stated in the Fund's current Prospectus and Statement of Additional Information.

         B.       COMPENSATION

Under the Sub-Advisory Agreement, the Trust, on behalf of the Fund, pays Lazard a fee based upon the amount of the average daily net assets of the Fund that Lazard manages:

          FEES PAYABLE ON ASSETS            AVERAGE DAILY NET ASSETS
          0.45%                             Up to $500 million
          0.425%                            Over $500 million up to $1 billion
          0.40%                             Over $1 billion

The Fee shall be computed and accrued daily and paid monthly in arrears based on the average daily net asset value of the Fund as determined according to the manner provided in the then-current Prospectus of the Fund.

Under the Former Sub-Advisory Agreement, effective May 1, 2007, the Trust paid Pictet a management fee comprised of a monthly base fee (the "Base Fee") payable at an annual rate of 0.45% of the Fund's average daily net assets over such month and a performance fee adjustment (the "Performance Adjustment") based on the average daily net assets of the Fund over a 12-month rolling period. The
Performance Fee Adjustment was calculated monthly by: (i) determining the difference in performance between the Advisor Class shares of the Fund and the Fund's benchmark index (the "Performance Difference"); (ii) using the Performance Difference to determine the performance adjustment rate ("Performance Adjustment Rate"); and (iii) applying the Performance Adjustment Rate to the average daily net assets of the Fund during a rolling 12-month comparison period. For the period from May 1, 2007 through April 30, 2008, Pictet was paid at the Base Fee without regard to any Performance Fee Adjustment. The Performance Adjustment Rate increased or decreased proportionately with the Performance Difference. To the extent that the Performance Difference fell within a null zone that was equal to plus 1.50% or minus 1.50%, the Performance Adjustment Rate was zero and there was no Performance Fee Adjustment. The Performance Adjustment Rate could not exceed an absolute value of 0.20% and was to be made when the Performance Difference reached plus or minus 3.50%. Therefore, the minimum possible annual fee payable to Pictet under the Former Sub-Advisory Agreement was 0.25% and the maximum possible annual fee was 0.65%.

The chart below compares the actual fees paid by the Trust, on behalf of the Fund, to Pictet under the Pictet performance fee structure for the period from May 1, 2007 through April 30, 2008 to a hypothetical example of fees that would have been paid by the Trust, on behalf of the Fund, to Lazard for the same period had the Lazard fee structure been in place, and also shows the percentage difference between the actual and hypothetical values.

--------------------------------- ----------------------------- ---------------------
ACTUAL FEES PAID TO PICTET FROM    HYPOTHETICAL FEES PAID TO
 MAY 1, 2007 THROUGH  APRIL 30,    LAZARD MAY 1, 2007 THROUGH
2008 UNDER FORMER SUB-ADVISORY        APRIL 30, 2008 UNDER
          AGREEMENT                  SUB-ADVISORY AGREEMENT      PERCENT DIFFERENCE
--------------------------------- ----------------------------- ---------------------
        $1,136,485.23                   $1,136,485.23                    0%
--------------------------------- ----------------------------- ---------------------

         C.       LIABILITY

Like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that neither Lazard nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Trust, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or other person with respect to the Fund.

Also like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement provides that the Trust, on behalf of the Fund, will indemnify and hold harmless Lazard, its directors, officers, employees, affiliates, agents and controlling persons (collectively, the "Indemnified Parties") against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Trust or the Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, or other federal or state statutory law or regulation, at common law or otherwise.

         D.       DURATION AND TERMINATION

The New Sub-Advisory Agreement will remain in effect for an initial term ending September 30, 2009 and from year to year thereafter so long as its continuance annually is approved: (i) by a vote of the holders of a majority of the outstanding shares of the Fund; or (ii) by a vote of a majority of those Trustees of the Trust who are not parties to the New Sub-Advisory Agreement, or who are not "interested persons," as that term is defined in Section 2(a)(19) of the 1940 Act, or any party thereto, cast in person at a meeting called for the purpose of voting on such approval.

Like the Former Sub-Advisory Agreement, the New Sub-Advisory Agreement will terminate automatically in the event of its assignment.

IV.      INFORMATION REGARDING LAZARD

Lazard, 30 Rockefeller Plaza, 59th Floor, New York, New York 10112, is an investment adviser registered with the SEC and manages investments for corporations, endowments, public and private pension funds, individuals, private investment funds and mutual funds. Lazard is a New York-based subsidiary of Lazard Freres & Co., LLC, a global investment bank. As of September 30, 2008, net assets under management of Lazard were $100.2 billion.

Lazard does not serve as investment advisor to any other mutual fund with a similar investment objective to the Fund.

As of September 30, 2008, the name and principal occupation of the chief executive officer and each member of the Board of Directors of Lazard are:
Ashish Bhutani; Bruce Wasserstein; and Charles Ward. The business address of each above individual is 30 Rockefeller Plaza, 59th Floor, New York, New York 10112.

As mentioned above, Lazard is a subsidiary of Lazard Freres & Co., LLC. The table below shows the name, address and percentage ownership range of each owner of Lazard Freres & Co., LLC who, as of September 30, 2008, either: (i) directly or indirectly has the right to vote 25 percent or more of a class of the interests of the LLC; (ii) has the right to receive upon dissolution, or has contributed, 25 percent or more of the capital of the LLC.

------------------------------------------- --------------------------------------------- ---------------------------
NAME                                        ADDRESS                                       PERCENTAGE OWNERSHIP RANGE
------------------------------------------- --------------------------------------------- ---------------------------
Lazard Ltd                                  30 Rockefeller Plaza, New York, NY 10112              25% - 50%
------------------------------------------- --------------------------------------------- ---------------------------
LAZ-MD Holdings, LLC                        30 Rockefeller Plaza, New York, NY 10112              50% - 75%
------------------------------------------- --------------------------------------------- ---------------------------
Lazard Group, LLC                           30 Rockefeller Plaza, New York, NY 10112             75% or more
------------------------------------------- --------------------------------------------- ---------------------------

V.       ANNUAL REPORT

The annual report for Accessor Funds for the fiscal year ended December 31, 2008 will be sent to shareholders. That report and any current semi-annual reports are available upon request without charge as follows: Call or write and copies will be sent to you: Accessor Funds, P.O. Box 1345, Denver, CO 80201, (800) 759-3504. Or go to www.accessor.com and download a copy.

VI.      DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one copy of this information statement is being delivered to multiple security holders sharing an address unless the Trust has received contrary instructions from one or more of the shareholders.

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

Shareholders sharing an address and receiving only one copy of the information statement can request the Trust to deliver additional copies by writing to the Trust at P.O. Box 1345, Denver, CO 80201 or by calling (800) 759-3504. Additional information statements will be sent by first class mail within three business days of the receipt of the request.

Shareholders sharing an address and receiving multiple copies of information statements can request the Trust subsequently deliver only a single copy of such information statements by writing to the Trust at P.O. Box 1345, Denver, CO 80201 or by calling (800) 759-3504.

Forward Management serves as investment advisor to the Fund. Forward Management is located at 433 California Street, 11th Floor, San Francisco, California 94104. The Fund's administrator is SEI Investments Global Funds Services ("SEI"). The Fund's distributor is SEI Investments Distribution Co. ("SIDCO"). SEI and SIDCO are located at 1 Freedom Valley Drive, Oaks, PA 19456.







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